     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 22, 2005

                                                           REGISTRATION NO. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                -----------------

                       INTERACTIVE SYSTEMS WORLDWIDE INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                                   22-3375134
(STATE OF OTHER JURISDICTION OF            (I.R.S. EMPLOYER IDENTIFICATION NO.)
 INCORPORATION OR ORGANIZATION)

                          TWO ANDREWS DRIVE, 2ND FLOOR
                      WEST PATERSON, NEW JERSEY 07424-2672
                                 (973) 256-8181
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
        INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                BERNARD ALBANESE
                                    PRESIDENT
                       INTERACTIVE SYSTEMS WORLDWIDE INC.
                          TWO ANDREWS DRIVE, 2ND FLOOR
                      WEST PATERSON, NEW JERSEY 07424-2672
                                 (973) 256-8181
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                 WITH COPIES TO:

                            RICHARD M. HOFFMAN, ESQ.
                      FRIEDMAN KAPLAN SEILER & ADELMAN LLP
                                  1633 BROADWAY
                            NEW YORK, NEW YORK 10019
                                 (212) 833-1116

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:

From time to time after this Registration Statement has been declared effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

------------------------------------ ----------------- ------------------ ---------------------- -----------------
                                                              PROPOSED          PROPOSED              AMOUNT OF
                                                               MAXIMUM           MAXIMUM          REGISTRATION FEE
        TITLE OF EACH CLASS            AMOUNT TO BE        OFFERING PRICE       AGGREGATE
  OF SECURITIES TO BE REGISTERED       REGISTERED(1)         PER UNIT (2)   OFFERING PRICE (2)
------------------------------------ ----------------- ------------------ ---------------------- -----------------
Common Stock, par value $0.001 per      2,802,245        $2.98                   $8,350,690          $983
share
------------------------------------ ----------------- ------------------ ---------------------- -----------------

(1) The number of shares of common stock covered by this registration statement includes 150% of the maximum number of shares of common stock based upon specified formulas issuable upon conversion of preferred stock, exercise of warrants or as payment of dividends on the preferred stock. The additional shares of common stock are being registered in the event shares of common stock are used to pay dividends on the preferred stock and in the event the antidilution adjustment provisions contained in the preferred stock and the warrants cause additional shares of common stock to be issued upon conversion of the preferred stock or exercise of the warrants. Pursuant to Rule 416 under the Securities Act, this registration statement also includes such indeterminate number of shares of common stock as may be issued from time to time by reason of any stock dividend, stock split, recapitalization or other similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based upon the average of the high and low sale prices of the common stock reported on the NASDAQ SmallCap Market on August 17, 2005.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED AUGUST 22, 2005


PROSPECTUS


                        2,802,245 SHARES OF COMMON STOCK
                       INTERACTIVE SYSTEMS WORLDWIDE INC.

                                -----------------

         This prospectus relates to the offer and sale from time to time of 2,802,245 shares of our common stock by the selling stockholders listed on page
11. Except for proceeds, if any, received in connection with the exercise of warrants, we will not receive any proceeds from the sale of common stock by the selling stockholders.

         Our common stock is listed on the NASDAQ SmallCap Market, under the symbol "ISWI." On August 19, 2005, the last reported sale price for the common stock was $3.00 per share.

                                -----------------

         INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE THE SECTION ENTITLED, "RISK FACTORS," BEGINNING ON PAGE 2 TO READ ABOUT SOME FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

                                -----------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         NEITHER THE NEVADA STATE GAMING CONTROL BOARD NOR THE NEVADA GAMING COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR THE INVESTMENT MERITS OF THE SECURITIES OFFERED HEREBY. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                -----------------
                                 ________, 2005

                                -----------------


--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                            PAGE

OUR COMPANY...................................................................1

RECENT DEVELOPMENTS...........................................................1

RISK FACTORS..................................................................2

FORWARD LOOKING STATEMENTS....................................................7

USE OF PROCEEDS...............................................................8

SELLING STOCKHOLDERS..........................................................8

PLAN OF DISTRIBUTION.........................................................13

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE............................15

WHERE YOU CAN FIND MORE INFORMATION..........................................15

LEGAL MATTERS................................................................16

EXPERTS......................................................................16

         You should rely only on information contained in this document or to which we have referred you. Neither we nor the selling stockholders have authorized anyone to provide you with different or additional information. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document. You should not assume that the information in the prospectus, or incorporated herein by reference, or in any prospectus supplement is accurate as of any date other than the date on the front of those documents.

         As used in this prospectus, the terms "company", "we", "our", "ours", and "us" may, depending upon the context, refer to Interactive Systems Worldwide Inc. or to Interactive Systems Worldwide Inc. together with its consolidated subsidiaries taken as a whole.

                                   OUR COMPANY

         The following is only a summary. We urge you to read this entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC. Investing in our common stock involves risks. Therefore, please carefully consider the information provided under the heading "Risk Factors" beginning on page 2.

         We have designed, developed and patented an interactive hardware and proprietary software system (the "SportXction(TM) System") that enables users to wager at fixed prices during the course of a sporting event, such as soccer, football, baseball, basketball, golf, tennis, rugby, cricket and snooker, among many others. The SportXction(TM) System accepts bets not only on the outcome of a sporting event, but also on discrete parts of the event and on specific game situations. These include such wagers as will a team make a first down, which player will score next, will a batter get on base or will a penalty shot be successful. The SportXction(TM) System is unique in that it permits betting continuously while the game is in progress, or between game events, such as downs, pitches, changes in ball possession and similar situations, permitting more frequent placing and cashing of wagers.

         The SportXction(TM) System software monitors and changes the odds on the contestants in a sporting event to induce the players to wager such that the betting pool for each betting proposition is continuously driven toward a financial balance, to within a pre-set level. In general, a balanced pool is achieved when the money bet on the losing outcomes of a betting proposition is sufficient to pay off the winning outcomes of that proposition plus provide the operator with a commission for brokering the transaction. The SportXction(TM) System maintains a record of all wagers placed by each bettor and keeps an account for each bettor, subtracting bet amounts and adding payouts. The SportXction(TM) System has been developed to allow wagers to be placed simultaneously through a variety of input devices, all interconnected to our central system, such as interactive television set-top boxes, personal computers communicating via the Internet and mobile telephones. We have also recently developed a non-wagering (i.e. contest) version of the SportXction(TM) System. The SportXction(TM) System is also being readied for use in conjunction with fixed odds betting terminals, a service which was previously available with an earlier System.

         On July 31, 2002, we acquired all of the outstanding share capital of Global Interactive Gaming Limited ("GIG"), a British interactive gaming service provider located in London, England, that markets its services to interactive television carriers which employ satellite, cable and terrestrial programming, mobile telephone operators, licensed bookmakers and casinos. Prior to the acquisition, GIG had been our worldwide exclusive licensee for our technology in all business activities for which our technology was legally usable other than wagering in Nevada or for securities transactions and lotteries. GIG has wholly-owned subsidiaries, GIG Operations Limited, which holds a British bookmaker's agency permit, and Brightform Limited, which holds a British bookmaker's permit, and is therefore capable of offering its own complete betting service.

         Interactive Systems Worldwide Inc. is a Delaware corporation formed in 1995 with its principal executive offices located at Two Andrews Drive, 2nd Floor, West Paterson, New Jersey 07424-2672. Our main telephone number is (973) 256-8181 and our main corporate Web site is www.isw.com. All of our EDGAR filings with the Securities and Exchange Commission may be accessed through this Web site.

                               RECENT DEVELOPMENTS

         On August 3, 2005, we entered into a $4.0 million private placement financing of Series C Convertible Preferred Stock with institutional investors. The shares of Series C Convertible Preferred Stock are initially convertible into 1,066,667 shares of common stock. The investors also received warrants to purchase 557,103 shares of common stock. Net proceeds from the financing after estimated costs and expenses were approximately $3.75 million. See "Selling Stockholders" below for a more detailed description of the financing.

                                  RISK FACTORS

         Investing in our securities involves risk. You should carefully consider the following factors as well as other information included or incorporated by reference in this prospectus before deciding to purchase our common stock. The risks and uncertainties we have described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

         Any of these risks could have a material adverse effect on our business, financial condition, results of operations, cash flows or prospects, which could in turn have a material adverse effect on the price of our common stock. In such case, you may lose all or part of your investment.

OUR SUCCESS IS DEPENDANT ON OUR ABILITY TO MARKET, AND THE MARKET'S ACCEPTANCE OF, A SINGLE PRODUCT.

         Our success will depend primarily on the success of a single product, the SportXction(TM) System, and our ability and our business partners and customers, ability to market the SportXction(TM) System and develop a significant number of players with interest in wagering or playing contests utilizing the SportXction(TM) System. Previously, we pursued an aggressive marketing and advertising campaign to introduce the SportXction(TM) System to the gaming public in Nevada. Nonetheless, the total number of players who used the SportXction(TM) System in Nevada was limited, and the total amount wagered through the SportXction(TM) System in Nevada was modest, as a result of which we ceased our Nevada operations. To achieve commercial success, the SportXction(TM) System, must be accepted by a significant number of gaming patrons. There can be no assurance that the SportXction(TM) System will be accepted by its intended market. If the SportXction(TM) System does not achieve sufficient market acceptance, our business, financial condition and results of operations would be materially and adversely affected.

WE HAVE A HISTORY OF LOSSES AND THE LIKELIHOOD OF OUR SUCCESS DEPENDS ON MANY FACTORS, INCLUDING SOME THAT ARE OUT OF OUR CONTROL.

         Until entering into license agreements with GIG in 2000, we were in the development stage and generated limited revenues from the SportXction(TM) System. As of June 30, 2005 and June 30, 2004, we had cumulative net losses since inception of approximately $18.5 million and $12.1 million, respectively. We incurred a net loss of $1.3 million during the fiscal quarter ended June 30, 2005 and a net loss of $6.0 million during the year ended September 30, 2004. The likelihood of our success must be considered in light of the problems, delays, expenses and difficulties encountered by an enterprise in our stage of development, some of which may be beyond our control. These include, but are not limited to, our ability to operate our anticipated business; delays in commencement of operation of the SportXction(TM) System by our business partners; the ability of our company and our business partners to attract a sufficient number of players desirous of utilizing the SportXction(TM) System; unanticipated problems relating to further software enhancement and development; acceptance of the SportXction(TM) System by the wagering public; gaming regulations and gaming taxes (including those in the United States, United Kingdom and other foreign countries); the competitive and regulatory environment in which we operate; marketing problems; and additional costs and expenses that may exceed current estimates.

WE ANTICIPATE CONTINUED LOSSES AND NEGATIVE CASH FLOW, AND WE CAN NOT PREDICT WHETHER OR WHEN WE WILL AGAIN BECOME PROFITABLE.

         Following the acquisition of GIG in 2002, our revenue, expenses and overall profitability have been adversely impacted. By recovering our software license, we now act as the primary operator of the SportXction(TM) System and are entitled to all of the net proceeds generated by our technology, net of any revenue sharing arrangements with our business partners, rather than the fractional share we would have received as a licensor of our technology. We incur and will continue to incur greater costs, including operating, marketing, and advertising expenses, without the comfort of previous minimum license fees. We expect to incur losses and negative cash flow at least for the fiscal year ending September 30, 2005.

A CHANGE IN OUR BUSINESS PLAN MAY RESULT IN THE NEED TO RAISE ADDITIONAL FINANCING, WHICH MAY NOT BE AVAILABLE ON TERMS ACCEPTABLE TO US, IF AT ALL.

         We anticipate that our existing resources, including the proceeds of our recent financing, will be adequate to fund our capital and operating requirements through at least the next 12 months based upon our current business plan and longer, subject to the revenues generated by the SportXction(TM) System. Our cash requirements may vary materially from those now planned due to a number of factors, including the extent to which we develop the SportXction(TM) System under our own brand, the response of competitors to the SportXction(TM) System and our ability and the ability of our management to satisfy applicable licensing requirements. We may need to raise additional capital to fund our future operations. We have issued securities, including common stock, warrants, convertible debentures and convertible preferred stock, in private placements in November 2003, November 2004 and August 2005, which may make it more difficult to raise additional capital, if necessary. There can be no assurance that additional financing will be available when needed on terms acceptable to us, or at all. If additional funds are raised by issuing equity securities, further dilution to existing stockholders will result and future investors may be granted rights superior to those of existing stockholders. Moreover, raising additional funds in the future may trigger the anti-dilution provisions in our outstanding debentures, Series B Preferred Stock, Series C Preferred Stock or warrants resulting in further dilution to existing stockholders. Insufficient funds may prevent us from implementing our business strategy or may require us to limit our operations significantly.

IF WE VIOLATE CERTAIN PROVISIONS OF OUR SERIES B PREFERRED STOCK OR SERIES C PREFERRED STOCK AND ARE FORCED TO REDEEM THE SERIES B PREFERRED STOCK OR SERIES C PREFERRED STOCK FOR CASH, WE MAY NOT HAVE ENOUGH CASH TO FUND OUR OPERATIONS AND MAY NOT BE ABLE TO OBTAIN ADDITIONAL FINANCING.

         Our Series B Preferred Stock and Series C Preferred Stock contain certain provisions and restrictions under our control, which if violated, could give the holders of the Series B Preferred Stock and Series C Preferred Stock, respectively, the right to require us to redeem their shares of Series B Preferred Stock and Series C Preferred Stock for cash. If such an event occurred and a holder of the Series B Preferred Stock or Series C Preferred Stock exercised its right to require us to redeem its shares, we might not have the cash resources to redeem such shares. Subject to certain conditions, the quarterly dividend payments on the Series B Preferred Stock and Series C Preferred Stock may be paid, at our option, in cash or additional shares of common stock. If we make these payments in cash rather than additional shares of common stock, it would reduce the amount of cash available to fund our operations. The Series B Preferred Stock and Series C Preferred Stock also contain anti-dilution provisions which may limit our ability to obtain additional financing on favorable terms, or at all.

IF THE HOLDERS OF OUR OUTSTANDING DEBENTURES, SERIES B PREFERRED STOCK, SERIES C PREFERRED STOCK, OPTIONS AND WARRANTS CONVERT OR EXERCISE THOSE SECURITIES, OR IF WE ELECT TO PAY PRINCIPAL AND INTEREST ON THE DEBENTURES OR DIVIDENDS ON THE SERIES B PREFERRED STOCK OR SERIES C PREFERRED STOCK WITH SHARES OF OUR COMMON STOCK, OUR EXISTING STOCKHOLDERS WILL BE SIGNIFICANTLY DILUTED. IN ADDITION, SALES OF SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK COULD CAUSE THE MARKET PRICE TO GO DOWN.

         To the extent that our debentures or shares of our Series B Preferred Stock or Series C Preferred Stock are converted and/or our warrants are exercised, a significantly greater number of shares of our common stock will be outstanding and the interests of our existing stockholders will be substantially diluted. If these additional shares are sold into the market, it could decrease the market price of our common stock and encourage short sales. Short sales and other hedging transactions could place further downward pressure on the price of our common stock. We cannot predict whether or how many additional shares of our common stock will become issuable as a result of these provisions. Additionally, we may elect to make payments of principal of and interest on the debentures and dividends on the Series B Preferred Stock or Series C Preferred Stock in shares of our common stock, which could result in increased downward pressure on our stock price and further dilution to our existing stockholders.

OUR REVENUES ARE DERIVED FROM AGREEMENTS WITH OUR BUSINESS PARTNERS AND OUR FAILURE TO MAINTAIN SUCH AGREEMENTS WOULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         We derive our revenues from license fees and service charges from our business partners pursuant to agreements to provide interactive gaming services using the SportXction(R) System. Consequently, we are reliant on these agreements for our success. When our agreements with our business partners expire or are terminated, we may be unable to renew or renegotiate these agreements or obtain agreements with other business partners. Our agreements generally have terms of one year and are generally subject to termination by our business partners upon specified notice periods. Currently, we generate a significant portion of our revenue from an interim agreement with Interactive Sports Limited, a wholly-owned subsidiary of Sportingbet Plc. Our trial revenue sharing arrangement with Sky Bet has a twelve month term which expires on February 23, 2006. This arrangement may be terminated by Sky Bet upon 30 days notice not to be effective until August 23, 2005, six months after launch of WINPlayTM, the iTV version of the SportXction(TM) System. No assurance can be given that we will be able to renew these or any other expiring agreement or that we will be able to enter into new agreements with other business partners. If we are not able to maintain agreements with our business partners, our business, financial condition and results of operations would be materially and adversely affected.

OUR SALES AND INTEGRATION CYCLES WITH POTENTIAL BUSINESS PARTNERS ARE LONG AND UNPREDICTABLE, AND MAY ENCOUNTER UNANTICIPATED problems.

         The sales and integration cycles with potential business partners for our SportXction(TM) System are long and unpredictable. Potential business partners typically undertake a lengthy evaluation process. As a result, we may not recognize revenue from sales efforts for an extended period of time, if at all. Assuming an agreement is reached, the SportXction(TM) System must then be integrated with the business partner's technical environment. The length of time to complete the integration process may be adversely impacted by a number of factors, including the business partner's system infrastructure, its strategic priorities and technical resources. Unanticipated problems during the integration process could result in extensive delays in launching the SportXction(TM) System or termination of an agreement, which could materially and adversely affect our business, financial condition and results of operations.

OUR INTERNATIONAL OPERATIONS SUBJECT US TO CURRENCY EXCHANGE RISKS.

         A significant portion of our operations and all of our current sales are in the United Kingdom and denominated in British Pounds. As a result, our operating results may be adversely affected by changes in exchange rates. Given the volatility of currency exchange rates, we cannot predict the effect of exchange rate fluctuations on our future operating results.

OUR BUSINESS IS RELIANT ON OBTAINING AND RETAINING CERTAIN GAMING LICENSES.

         Sports wagering and wagering over the Internet is highly regulated throughout the world. Our inability to obtain and/or retain any gaming licenses or other approvals that may be required could have a material adverse impact on us.

WE FACE SUBSTANTIAL COMPETITION IN THE GAMING INDUSTRY AND MAY NOT BE ABLE KEEP UP WITH FUTURE TECHNOLOGICAL CHANGES.

         Our SportXction(TM) System and the business intended to be operated by us competes with other forms of gambling, including, but not limited to, sports wagering as currently conducted world-wide, casino games (such as traditional slot machines, video slot, poker and blackjack machines, roulette, card games, keno and craps), bingo, government-sponsored lotteries, on and off- track betting on horses and dogs, jai alai, offshore cruise ships, riverboats, illegal wagering of all types including that conducted over the Internet, and Native American gaming operations. The gaming industry is also subject to shifting consumer preferences and perceptions. A shift in consumer acceptance or interest in gaming could adversely affect us. There can be no assurance that future technological advances will not result in improved products or services that could adversely affect our business or that we will be able to develop and introduce competitive uses for our products and to bring such uses to market in a timely manner.

OUR SUCCESS DEPENDS SIGNIFICANTLY UPON OUR ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY AND TO AVOID INFRINGING THE INTELLECTUAL PROPERTY OF THIRD PARTIES, WHICH COULD RESULT IN COSTLY AND TIME-CONSUMING LITIGATION.

         We regard the SportXction(TM) System and related technology as proprietary and we rely primarily on a combination of patent, trademark, copyright and trade secret laws and employee and third party non disclosure agreements to protect our proprietary rights. We have two United States patents for our proprietary wagering methods and our related computer processing system. Corresponding applications have been filed in certain foreign countries some of which have been issued and some of which are pending. We also have a patent pending to use our technology in a fixed-odds/ pari-mutuel hybrid for horse race wagering and for a reverse lottery. No assurance can be given that any of our pending domestic or foreign patent applications will issue as patents, that any issued patents will provide us with significant competitive advantages, or that challenges will not be instituted against the validity or enforceability of any patent we own or, if instituted, that such challenges will not be successful. Defense of intellectual property rights can be difficult and costly, and there can be no assurance that we will be able effectively to protect our technology from misappropriation by competitors. Additionally, third party infringement claims may result in our being required to enter into royalty arrangements or pay damages, any of which could materially and adversely affect our business, financial condition and results of operations.

         As the number of software products in the industry increases and the functionality of these products further overlap, software developers and publishers may increasingly become subject to infringement claims. Although we have not received any claim that we are infringing any patent or trade secrets and are not currently aware of any claim that we are infringing any such rights of others, there can be no assurance that we will not face such claims, with or without merit, in the future. Any such claims or litigation could be costly and could result in a diversion of our management's attention, which could have a material adverse effect on our business, financial condition and results of operations. Any settlement of such claims or adverse determinations in such litigation could also have a material adverse effect on our business, financial condition and results of operations.

OUR SUCCESS DEPENDS ON OUR ABILITY TO ATTRACT AND RETAIN KEY PERSONNEL.

         We are dependent upon the continued efforts and abilities of our executive officers and other key personnel such as Barry Mindes, our founder, Chairman of the Board and Chief Executive Officer, and Bernard Albanese, one of our directors and our President. The loss or unavailability of Messrs. Mindes or Albanese for any significant period could have a material adverse effect on our business, financial condition and results of operations. Messrs. Mindes and Albanese have entered into employment agreements with us which terminate on December 31, 2005 and June 30, 2006, respectively. No assurance can be given that those agreements will be extended or renewed by us or the employees upon expiration of their term and if not extended or renewed, whether individuals with similar backgrounds and experience could be hired to replace them. We do not maintain and do not intend to obtain key person life insurance on the life of either Messrs. Mindes or Albanese. Our operations will also depend to a great extent on our ability to attract new key personnel and retain existing key personnel in the future. Competition is intense for highly skilled employees and there can be no assurance that we will be successful in attracting and retaining such personnel, or that we can avoid increased costs in order to do so. Our failure to attract additional qualified employees or to retain the services of key personnel could have a material adverse effect on our business, financial condition and results of operations.

CERTAIN OF OUR EXECUTIVE OFFICERS AND DIRECTORS ARE LIKELY TO HAVE THE ABILITY TO EXERCISE EFFECTIVE CONTROL OF US AS THEY AND THEIR AFFILIATES OWN AND CONTROL A SIGNIFICANT PERCENTAGE OF OUR OUTSTANDING COMMON STOCK.

         As of August 19, 2005, Barry Mindes, Mindes Family Limited Partnership, of which an entity controlled by Mr. Mindes is general partner, Bernard Albanese and the Marie Albanese Trust, a trust for the benefit of Mr. Albanese's wife, together beneficially own approximately 32% of the outstanding shares of our common stock (excluding any stock options held by Mr. Albanese which could, in the future, be exercised). As a result of such ownership, such stockholders are likely to have the ability to control the election of our directors and the outcome of issues submitted to a vote of our stockholders.

THE MARKET PRICE OF OUR COMMON STOCK MAY BE HIGHLY VOLATILE.

         The market price of securities of many emerging and high technology companies has been highly volatile, experiencing wide fluctuations not necessarily related to the operating performance of such companies. Factors such as our operating results, announcements by us or our competitors concerning technological innovations, new products or systems may have a significant impact on the market price of our securities.

IF WE FAIL TO MEET NASDAQ SMALLCAP MARKET'S CONTINUED LISTING REQUIREMENTS, OUR SHARES MAY BE DELISTED, WHICH COULD REDUCE THE LIQUIDITY OF OUR COMMON STOCK, MAKE IT MORE DIFFICULT TO RAISE CAPITAL AND CAUSE AN EVENT OF DEFAULT UNDER OUR DEBENTURES AND WILL RESULT IN CERTAIN PENALTIES UNDER OUR SERIES B PREFERRED STOCK AND SERIES C PREFERRED STOCK.

         The trading of our common stock on NASDAQ is conditioned upon our meeting certain asset, capital and surplus earnings and stock price tests set forth by NASDAQ. To maintain eligibility for trading on the NASDAQ SmallCap Market, we will be required to, among other things, (i) maintain stockholders' equity of at least $2,500,000, have a market capitalization of $35 million, or have net income of $500,000 in the most recently completed fiscal year or in two out of the last three most recently completed fiscal years; (ii) maintain a minimum bid price of $1.00 per share; and (iii) adhere to certain corporate governance provisions.

         In two instances in the past, we have received correspondence from NASDAQ indicating that we did not meet the requirements for continued listing on the NASDAQ SmallCap Market. In each of those instances, we were able to overcome these problems, achieve compliance with the requirements for continued listing and were able to have our common stock continue to be listed on the NASDAQ SmallCap Market.

         The effects of delisting include the limited publication of the market prices of our securities and limited news coverage of us. Delisting will result in an event of default under our debentures and the full principal amount together with interest and other amounts owing will immediately become due and payable in cash. Delisting may reduce investors' interest in our securities and materially adversely affect the trading market and prices for our securities and our ability to issue additional securities or to secure additional financing.

         In the event that our shares are delisted and we do not promptly have our common stock quoted on the OTC Bulletin Board or do not use commercially reasonable efforts to have our common stock re-listed or re-quoted on the NASDAQ SmallCap Market or listed or quoted on another principal market as soon as reasonably practicable, the holders of the Series B Preferred Stock and Series C Preferred Stock may redeem all of their respective shares of preferred stock which will immediately become payable in cash.

         In addition to the risk of volatile stock prices and possible delisting, low price stocks are subject to the additional risks of federal and state regulatory requirements and the potential loss of effective trading markets. In particular, if our common stock was delisted from trading on NASDAQ and the trading price of our common stock was less than $5.00 per share, our common stock could be subject to Rule 15g-9 under the Securities Exchange Act of 1934 which, among other things, requires that broker/dealers satisfy special sales practice requirements, including making individualized written suitability determinations and receiving purchasers' written consent, prior to any transaction. If our securities were also deemed penny stocks under the Securities Enforcement and Penny Stock Reform Act of 1990, additional disclosures in connection with trades in our securities, including the delivery of a disclosure schedule explaining the nature and risks of the penny stock market would be required. The SEC's regulations define a "penny stock" to be any non NASDAQ equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. Such requirements could severely limit the liquidity of our securities.

WE DO NOT INTEND TO PAY CASH DIVIDENDS FOR THE FORESEEABLE FUTURE.

         We have not paid any dividends on our outstanding common stock or common stock since our inception and do not intend to pay any dividends on our common stock in the foreseeable future. Although holders of our Series B Preferred Stock and Series C Preferred Stock are entitled to receive dividends, we may elect to pay such dividends in cash or shares of our common stock, subject to certain conditions, at our option. We currently intend to reinvest earnings, if any, in the development and expansion of our business.

CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND DELAWARE LAW MAY HAVE THE EFFECT OF DISCOURAGING, DELAYING OR PREVENTING A CHANGE OF CONTROL THAT OUR STOCKHOLDERS MAY CONSIDER FAVORABLE.

         Our certificate of incorporation authorizes the issuance of 2,000,000 shares of preferred stock, of which 60,000 have been designated as Series A Preferred Stock, 3,000 shares have been designated as Series B Preferred Stock, and 4,000 have been designated as Series C Preferred Stock. The remaining shares of preferred stock may be issued with such designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without obtaining stockholder approval, to issue such preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in the control of us. Certain provisions of Delaware law may also discourage third party attempts to acquire control of us.

                           FORWARD LOOKING STATEMENTS

         This prospectus and the documents incorporated by reference into this prospectus, except for the historical information contained herein and therein, contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements include, without limitation, statements regarding potential market size for interactive wagering in conjunction with television broadcast and using mobile telephones and the SportXction(TM) System, whether our trial revenue sharing arrangement with Sky Bet will be renewed at the end of its twelve month term or terminated at any time subsequent to six months after launch which occurred on February 23, 2005, whether we will add horseracing and darts to the range of sports for which the SportXction(TM) System may be used, whether GIG will offer live play-by-play wagering on 1,000 events during fiscal year 2005, as anticipated, the likelihood that we will receive and maintain any needed gaming licenses or other approvals for use of our products, our ability to attract adequate numbers of players to the SportXction(TM) System for sports wagering and sports contests, the length of time that we will incur losses and negative cash flow, the length of time our cash resources will last and our ability to meet our cash requirements, our ability to raise additional financing if required, whether legal or regulatory requirements will inhibit marketing of our products as intended by us, the likelihood that our securities will continue to be listed on NASDAQ, whether we will enter into agreements with others for use of the SportXction(TM) System, whether we will bring the SportXction(TM) System to market using additional interactive mediums, whether we will complete product extensions to the SportXction(TM) System, and the ultimate dilutionary effect that our debentures, preferred stock, warrants and options will have on existing stockholders. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of our company, or industry results, to be materially different from any future results, performance, or achievements, expressed or implied, by such forward-looking statements. Such risks and factors include, among others, those set forth in "Risk Factors" below. When used in this prospectus, statements that are not statements of current or historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "anticipates," "plans," "intends," "expects," "believes" and similar expressions are intended to identify such forward-looking statements. Readers are cautioned that these forward-looking statements are inherently uncertain and are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                 USE OF PROCEEDS

         Except for proceeds, if any, received in connection with the exercise of warrants for cash, we will not receive any proceeds from the sale of common stock by the selling stockholders. Any proceeds received in connection with the exercise of warrants for cash will be used by us for general corporate purposes. None of the proceeds of this offering that we receive will be used for any operations in the State of Nevada.

                              SELLING STOCKHOLDERS

PRIVATE PLACEMENT

         On August 3, 2005, we entered into a Securities Purchase Agreement with certain institutional investors under which we issued and sold to the investors in a private placement $4.0 million in shares of Series C Convertible Preferred Stock and warrants to purchase 557,103 shares of common stock. The shares of preferred stock are initially convertible into 1,066,667 shares of common stock at a conversion price of $3.75 per share. Holders of the preferred stock are entitled to receive a 6% annual dividend, payable in cash or, subject to certain conditions, shares of common stock at our option. The warrants are initially exercisable at an exercise price of $3.95 per share and are exercisable until August 3, 2010.

         Pursuant to the terms of the securities purchase agreement, the investors have agreed to convert the 2,432 shares of Series B Convertible Preferred Stock outstanding as of August 3, 2005 into 792,182 shares of Common Stock prior to September 17, 2005. After this conversion, there will be no remaining shares of Series B Convertible Preferred Stock outstanding. As of the date of this prospectus, 614 of the 2,432 shares of Series B Preferred Stock have already been converted.

         In connection with the private placement, we also entered into a registration rights agreement with the investors pursuant to which we agreed to prepare and file with the Securities and Exchange Commission this registration statement covering the resale of the shares of common stock that are issuable upon conversion of the Series C Convertible Preferred Stock, exercise of the warrants, and in payment of dividends on the Series C Convertible Preferred Stock.

         Brandon Ross served as a finder in connection with the private placement and received a cash fee and warrants to purchase an aggregate of 65,753 shares of common stock at an initial exercise price of $4.38 per share. We also agreed to register the resale of the shares issuable upon the exercise of these warrants.

         In connection with the private placement, Midsummer Investments, Ltd., Omicron Master Trust and Brandon Ross, have agreed to waive any application of anti-dilution adjustments in respect of any payment in the future of dividends on the Series C Convertible Preferred Stock.

TERMS OF THE SERIES C CONVERTIBLE PREFERRED STOCK

         Holders of the preferred stock are entitled to receive a 6% annual dividend. The dividends are payable quarterly on January 1, April 1, July 1, and October 1 and may be paid, at our option, in cash or, subject to the equity conditions described below, additional shares of common stock, valued at a 10% discount to the daily volume weighted average prices of our common stock as traded on the NASDAQ SmallCap Market during the twenty day period prior to the applicable payment.

         The holders of the preferred stock have no voting rights, except as required by law. At any time after August 3, 2006 and subject to the equity conditions described below, we have the right to force conversion of all or a portion of the preferred stock into our common stock if the daily volume weighted average prices of our common stock as traded on NASDAQ exceeds $7.50 per share, subject to adjustment, for twenty consecutive trading days. At any time after August 3, 2006 and subject to the equity conditions described below, we have the right to redeem some or all of the outstanding shares of preferred stock at a price in cash equal to 115% of the stated amount of $1,000 per share plus accrued but unpaid dividends and all liquidated damages and other amounts due in respect of the preferred stock.

         The equity conditions referenced above will be satisfied if (i) we are not in default in honoring all conversions and redemptions of the preferred stock; (ii) all liquidated damages and other amounts owing in respect of the preferred stock have been paid; (iii) there is an effective registration statement relating to the shares of common stock issuable in connection with the private placement; (iv) our common stock is listed and trading on NASDAQ; (v) there is a sufficient number of authorized but unissued and otherwise unreserved shares of our common stock for the issuance of all of the shares issuable in connection with the private placement; (vi) there is then existing no event of default on the preferred stock; (vii) all of the shares issued and still owned by a holder of the preferred stock or issuable in connection with the private placement in full, ignoring for such purposes any conversion or exercise limitation therein, would not violate the limitations described below; and
(viii) no public announcement of a pending or proposed fundamental transaction or material acquisition transaction has occurred that has not been consummated.

         The conversion price of the preferred stock is subject to anti-dilution adjustments in certain events, including: (i) the payment of our common stock as a stock dividend or other distribution on our common stock; (ii) subdivisions, combinations or certain reclassifications of our common stock; (iii) the issuance and sale of our common stock or other securities with rights to acquire our common stock for a consideration per share of less than the conversion price, as adjusted; (iv) distribution to the holders of our common stock of evidences of our indebtedness or assets (including cash or cash equivalents) or rights or warrants to subscribe for or purchase any security; and (v) a merger, consolidation, sale of all or substantially all of our assets, tender offer for our common stock, reclassification or share exchange.

         Pursuant to the terms of the private placement, prior to obtaining stockholder approval, a holder of the preferred stock or the warrants may not convert its preferred stock or exercise its warrants and we may not pay any dividends in shares of our common stock to the extent that such conversion, exercise or payment would result in the issuance collectively to the holders, together with any affiliate of such holders, and the other selling stockholders in excess of 19.999% of our outstanding shares of common stock as of the day immediately prior to the closing of the private placement, on a cumulative basis, including shares issued upon such conversion, exercise or payment and all shares issued in connection with all prior conversions, exercises or payments in the private placement. In the Securities Purchase Agreement relating to the private placement, we agreed to seek stockholder approval for such issuances.

         Similarly, a holder of the preferred stock or the warrants may not convert its preferred stock or exercise its warrants to the extent that such conversion or exercise would cause such holder, together with any affiliates of such holder, to beneficially own more than 4.99% of our outstanding shares of common stock, immediately after giving effect to such conversion or exercise. The holders have the right, however, upon 61 days prior notice to us, to waive this limitation.

         Under the terms of the preferred stock, we have agreed that so long as shares of preferred stock are outstanding, we will not and will not permit any of our subsidiaries to directly or indirectly (i) enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom other than, up to, in the aggregate $500,000 of certain new indebtedness; (ii) enter into, create, incur, assume or suffer to exist any liens of any kind, on or with respect to any of our property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom; (iii) amend our certificate of incorporation, bylaws or other charter documents so as to materially and adversely affect any rights of any holder of preferred stock; (iv) repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of our common stock or common stock equivalents other than in accordance with the terms of the preferred stock; or (v) enter into any agreement with respect to any of the foregoing. The covenants contained in (i) and (ii) above will only apply so long as at least 40% of the shares of preferred stock issued on the closing date of the private placement remain outstanding.

BENEFICIAL OWNERSHIP AND REGISTRATION OF SHARES

         Subject to the limitations described above, the total number of shares of common stock that we may ultimately issue in connection with the private placement is dependent upon, among other things, whether the shares of preferred stock are converted or the warrants are exercised, whether the dividends on the preferred stock are paid in cash or common stock and the market price of the common stock used in calculating any such payments, and whether or not the anti-dilution adjustment provisions of the preferred stock or warrants come into effect. Specifically, if the holders of the preferred stock convert their preferred stock or if we elect to pay dividends on the preferred stock with shares of our common stock, a significantly greater number of shares of our common stock will be outstanding and the interests of our existing stockholders will be substantially diluted. Additionally, since the payment of dividends on the preferred stock in common stock is based on the market price of our common stock at the time of such payment, the lower the market price, the more shares of our common stock the holders of the preferred stock will receive, further diluting our existing stockholders. On the other hand, in the event the market price rises above the conversion price of the preferred stock, holders of the preferred stock will most likely convert their preferred stock into common stock, again increasing the outstanding number of shares of our common stock and diluting our existing stockholders. If these additional shares are sold into the market, it could also have the effect of decreasing the market price of our common stock and encouraging short sales. Short sales and other hedging transactions could place further downward pressure on the price of our common stock. Set forth below is a table indicating the number of shares of common stock that would hypothetically be issued based upon different market prices of our common stock and assuming that the quarterly dividend payment of dividends on the preferred stock for three years was paid in shares of our common stock.

----------------------- ----------------------- ----------------------- ----------------
  HYPOTHETICAL SHARE      QUARTERLY DIVIDEND        TOTAL DIVIDEND       TOTAL DIVIDEND
     PRICE($)(1)           PAYMENT (SHARES)       PAYMENT (SHARES)(2)       (%)(2)(3)
----------------------- ----------------------- ----------------------- ----------------
         2.00                   33,333                 400,000                   3.6
----------------------- ----------------------- ----------------------- ----------------
         2.50                   26,667                 320,000                   2.9
----------------------- ----------------------- ----------------------- ----------------
         3.00                   22,222                 266,667                   2.4
----------------------- ----------------------- ----------------------- ----------------
         3.50                   19,048                 228,571                   2.1
----------------------- ----------------------- ----------------------- ----------------
         4.00                   16,667                 200,000                   1.8
----------------------- ----------------------- ----------------------- ----------------
         4.50                   14,815                 177,778                   1.6
----------------------- ----------------------- ----------------------- ----------------

--------------------
(1) Represents the hypothetical daily volume weighted average price of our common stock as traded on the NASDAQ SmallCap Market for the twenty day period prior to the applicable payment. In accordance with the terms of the preferred stock, the shares of common stock that may be issued as payment of dividends will be valued based upon a 10% discount off of such hypothetical daily average weighted price. Accordingly, the calculation of shares included on this table is based upon such 10% discount.

(2) Represents the quarterly dividend payments on the preferred stock for three years.

(3) The percentage shown is based on 10,972,726 shares of common stock issued and outstanding as of August 19, 2005.

         In accordance with the terms of our registration rights agreement, this prospectus covers the resale of shares of common stock issued or issuable as follows:

        o 1,600,001 shares, representing 150% of the number of shares issuable upon the conversion of all the preferred stock, assuming a conversion price, of $3.75, the lowest conversion price in effect since the closing of the private placement;

        o 300,836 shares, representing 150% of the number of shares issuable as payment of dividends on the preferred stock, assuming that all of the dividends for three years are paid in common stock, valued at the closing price of the private placement (see below for discussion regarding the total number of shares included in this prospectus); and

        o 835,655 shares representing 150% of the number of shares issuable upon the exercise of the warrants issued to the investors.

         We agreed to register 150% of the number of shares of common stock issuable upon conversion of the preferred stock, as payment of dividends on the preferred stock for at least three years, and upon exercise of the warrants issued to the investors, in the event we issue new securities that results in an anti-dilution adjustment to the conversion price of the preferred stock or exercise price of the warrants and in the event we choose to pay dividends on the preferred stock in shares of common stock and the market price of the common stock at the time of the payment results in the issuance of a greater number of shares of common stock than referenced above.

         This prospectus also covers the resale of 65,753 shares of common stock issuable upon the exercise of the warrants issued to the finder in the private placement financing described above.

         The following table sets forth information regarding the beneficial ownership of our common stock by the selling stockholders as of August 19, 2005. All information contained in the table below is based upon information provided to us by the selling stockholders and we have not independently verified this information. Unless described herein, none of the selling stockholders has had within the past three years a material relationship with us or any of our affiliates. Unless otherwise indicated, we believe that each selling stockholder has sole voting and investment power with respect to its shares of common stock. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Pursuant to such rules, a person is deemed to be the beneficial owner of the securities that such person has the right to acquire within 60 days of such date. Accordingly, the shares issuable upon conversion of the preferred stock or exercise of the warrants are deemed to be beneficially owned by the selling stockholders. However, shares of common stock issuable at our option as payment of dividends on the preferred stock are not deemed to be beneficially owned by the selling stockholder.

         The following table also sets forth information regarding the maximum number of shares being offered. The preferred stock may be converted into shares of common stock at the option of the holder of such preferred stock. If the preferred stock is not converted, the dividends payable on the preferred stock, at our option, under certain circumstances, may be paid in shares of common stock. This prospectus covers the resale of shares of common stock issuable under either circumstance.

         Because the SEC's definition of beneficial ownership is used in calculating the number of shares set forth in the "Shares Beneficially Owned Before Offering" column in the table below and because of our agreement to register 150% of the number of shares of common stock issuable upon conversion of the debentures, exercise of the warrants and as payment of dividends on the preferred stock, the information regarding beneficial ownership of our common stock by the selling stockholders will not equal the maximum number of shares being offered by such selling stockholders in the table below.

                                                                                     SHARES BENEFICIALLY
                                       SHARES BENEFICIALLY           MAXIMUM             OWNED AFTER
    NAME OF STOCKHOLDER                   OWNED BEFORE(1)           NUMBER OF            OFFERING(2)
    -------------------            ----------------------------    SHARES BEING    ------------------------
                                     NUMBER      PERCENTAGE(3)      OFFERED(2)       NUMBER      PERCENTAGE
                                   ----------    -------------     ------------    ---------     ----------
Midsummer Investment, Ltd.(4)(8)      548,636        4.9%           1,026,185           --            --
Omicron Master Trust (5)(8)           548,636        4.9%           1,539,277           --            --
Iroquois Master Fund Ltd (6)          101,486        1.6%             171,031           --            --
Brandon Ross (7)(8)                   230,680        2.1%              65,753      164,927           1.5%

------------------
(1) The calculation of the shares beneficially owned before the offering takes into account the limitations on beneficial ownership contained in the terms of the preferred stock and the warrants discussed above.

(2) We do not know when or in what amounts the selling stockholders may offer for sale the shares of common stock pursuant to this offering. The selling stockholders may choose not to sell any of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares of common stock pursuant to this offering, and because there are currently no agreements, arrangements or undertakings with respect to the sale of any of the shares of common stock, we cannot estimate the number of shares of common stock that the selling stockholders will hold after completion of the offering. For purposes of this table, we have assumed that the selling stockholders will have sold all of the shares covered by this prospectus upon the completion of the offering. The calculation of the maximum number of shares being offered and shares beneficially owned after the offering do not take into account the limitations on beneficial ownership contained in the terms of the preferred stock and warrants discussed above.

(3) The percentage of beneficial ownership shown in the table is based on 10,972,726 shares of common stock issued and outstanding as of August 19, 2005.

(4) Includes shares issuable upon conversion of preferred stock and exercise of warrants. As described above, pursuant to the terms of the preferred stock and warrants, Midsummer Investment, Ltd. ("Midsummer") may not convert its preferred stock or exercise its warrants to the extent that such conversion or exercise would result in it and its affiliates beneficially owning more that 4.99% of the outstanding shares of our common stock. Without such limitations, Midsummer would beneficially own 1,188,853 shares, or 9.9% of our outstanding shares of common stock. Midsummer Capital, LLC is the investment manager to Midsummer. By virtue of such relationship, Midsummer Capital, LLC may be deemed to have dispositive power over the shares owned by Midsummer. Midsummer Capital, LLC disclaims beneficial ownership of such shares. Mr. Michel Amsalem and Mr. Scott Kaufman have delegated authority from the members of Midsummer Capital, LLC with respect to the shares of common stock owned by Midsummer. Messrs. Amsalem and Kaufman may be deemed to share dispositive power over the shares of our common stock owned by Midsummer. Messrs. Amsalem and Kaufman disclaim beneficial ownership of such shares of our common stock and neither person has any legal right to maintain such delegated authority.

(5) Includes shares issuable upon conversion of preferred stock, conversion of debentures and exercise of warrants. As described above, pursuant to the terms of the preferred stock, debentures and warrants, Omicron Master Trust, a trust formed under the laws of Bermuda ("Omicron") may not convert its preferred stock or debentures or exercise its warrants to the extent that such conversion or exercise would result in it and its affiliates beneficially owning more that 4.99% of the outstanding shares of our common stock. Without such limitations, Omicron would beneficially own 1,847,209 shares, or 14.4% of our outstanding shares of common stock. Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital"), serves as investment manager to Omicron, Omicron Capital, Inc., a Delaware corporation ("OCI"), serves as general partner of Omicron Capital and Winchester Global Trust Company Limited ("Winchester") serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not "affiliates" of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus as a selling stockholder. No person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC's Regulation 13D-G) controls Omicron and Winchester.

(6) Includes shares issuable upon conversion of preferred stock and exercise of warrants. Joshua Silverman has voting and investment control over the shares held by Iroquois Master Fund Ltd. Mr. Silverman disclaims beneficial ownership of these shares.

(7) Brandon Ross, a selling stockholder, served as a finder in connection with the November 2003 and August 2005 private placements and received a cash fee and warrants in connection therewith. Mr. Ross was an employee of Maxim Group LLC, the placement agent in connection with the November 2004 private placement, and received warrants in connection therewith.

(8) In November 2003, we entered into a $3.9 million private placement financing of our common stock, convertible debentures and warrants and in November 2004 we entered into a $3.0 million private placement financing of our Series B Convertible Preferred Stock and warrants. Two of the selling stockholders, Midsummer Investments Ltd. and Omicron Master Trust, invested an aggregate of $6.3 million in such private placements.

                              PLAN OF DISTRIBUTION

         The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

            o ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

            o block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

            o purchases by a broker-dealer as principal and resale by the broker dealer for its account;

            o an exchange distribution in accordance with the rules of the applicable exchange;

            o   privately negotiated transactions;

            o broker dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

            o settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

            o   a combination of any such methods of sale;

            o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

            o   any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Broker dealers engaged by the selling stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling stockholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%). Broker dealers may agree to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker dealer is unable to do so acting as agent for us or a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment. Broker dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions, which may involve block transactions and sales to and through other broker dealers, including transactions of the nature described above, in the over the counter markets or otherwise at prices and on terms then prevailing at the time of sale, at prices other than related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers such shares commissions as described above.

         The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

         The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

         In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

         The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that none of them have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.

         We are required to pay all fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

         Because selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, underwriters are subject to certain statutory limitations, including, but not limited to, Sections 11, 12 and 17 of the Securities Act. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

         We agreed to use commercially reasonable efforts to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the selling stockholders or any other person.

         The selling stockholders have agreed to comply with all rules and regulations contained in Regulation M with respect to the purchase and resale of the shares of our common stock included for registration in this prospectus. The selling stockholders have also agreed not to use any of the shares of our common stock included for registration in this prospectus to cover any short sales made after the date of the securities purchase agreement and prior to the effective date of the registration statement of which this prospectus is a part.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. The prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. The documents contain important information about Interactive Systems Worldwide Inc. and its finances.

         We incorporate by reference:

         o our Annual Report on Form 10-KSB for the year ended September 30, 2004, as filed on December 21, 2004;

         o our Quarterly Reports on Form 10-QSB for the quarters ended December 31, 2004, March 31, 2005 and June 30, 2005, as filed on February 2, 2005, May 16, 2005 and August 12, 2005, respectively.

         o   our Proxy Statement, as filed on January 26, 2005;

         o our Current Reports on Form 8-K, as filed on November 15, 2004, November 18, 2004; March 16, 2005, June 24, 2005, August 4, 2005
             and August 5, 2005 and

         o the description of the our common stock contained in our Registration Statement on Form SB-2 filed October 26, 1996, as amended.

         We also incorporate by reference additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the completion of the offering of the shares of common stock offered hereby. These documents include periodic reports, such as Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB, Current Reports on Form 8-K and proxy statements.

         Information furnished under Items 2.02 and 7.01 of any of our Current Reports on Form 8-K is not incorporated by reference in this prospectus or the registration statement of which this prospectus is a part.

         When reading this prospectus, you should consider that any statement contained in this prospectus may be modified or superseded by any other statement made in this prospectus to the extent that the second statement modifies or supersedes the first statement. This would also apply to any statement that is incorporated by reference, or deemed to be incorporated by reference, in any document filed by us after the date of this prospectus, including any supplement to this prospectus. Any statement which is modified or superseded as described in the previous sentence is not a part of this prospectus, except as such statement is modified or superseded.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Web site at http://www.sec.gov.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                  INTERACTIVE SYSTEMS WORLDWIDE INC.
                  Investor Relations
                  Two Andrews Drive
                  West Paterson, New Jersey 07424
                  (973) 256-8181

         This prospectus is part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act. You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than on the front of this document.

                                  LEGAL MATTERS

         Certain matters with respect to the validity of the shares of common stock offered by this prospectus will be passed upon for us by Friedman Kaplan Seiler & Adelman LLP. Certain members of Friedman Kaplan Seiler & Adelman LLP own shares and options to purchase shares of our common stock.

                                     EXPERTS

         The consolidated financial statements of Interactive Systems Worldwide Inc. appearing in the Interactive Systems Worldwide Inc. Annual Report (Form 10-KSB) for the year ended September 30, 2004, have been audited by Eisner LLP, independent registered public accounting firm, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm, as experts in accounting and auditing.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         An estimate of the fees and expenses of issuance and distribution (other than discounts and commissions) of the common stock offered hereby (all of which will be paid by Interactive Systems Worldwide Inc.) is as follows:

SEC registration fee                                                 $    983
Legal fees and expenses                                              $ 25,000
Accounting fees and expenses                                         $  5,000
Miscellaneous expenses                                               $  2,017
                                                                     --------

Total                                                                $ 33,000
                                                                     ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. The registrant's Bylaws include provisions to require the registrant to indemnify its directors and officers to the fullest extent permitted by Section 145, including circumstances in which indemnification is otherwise discretionary. Section 145 also empowers the registrant to purchase and maintain insurance that protects its officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions.

         At present, there is no pending litigation or proceeding involving a director or officer of the registrant as to which indemnification is being sought nor is the registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         The following is a list of Exhibits filed as part of the Registration
Statement:

EXHIBIT                     EXHIBIT DESCRIPTION
NO.

5.1 Opinion of Friedman Kaplan Seiler & Adelman LLP regarding legality of securities.

23.1     Consent of Eisner LLP.

23.2 Consent of Friedman Kaplan Seiler & Adelman LLP (included in the opinion filed as Exhibit 5.1).

24.1     Power of Attorney (included on signature page to Registration
         Statement).

ITEM 17. UNDERTAKINGS

         (a) The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                      Provided, however, That paragraphs (a)(1)(i) and
                      (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on August 22, 2005.

                                   INTERACTIVE SYSTEMS WORLDWIDE INC.

                                   By:  /s/ Barry Mindes
                                      ------------------------------------------
                                       Barry Mindes
                                       Chairman of the Board and Chief
                                       Executive Officer


                                POWER OF ATTORNEY

         We, the undersigned directors and/or officers of Interactive Systems Worldwide Inc. (the "Company"), hereby severally constitute and appoint Barry Mindes and Bernard Albanese, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-3 filed with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and purposes as each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of the, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


           SIGNATURES                                   TITLE                             DATE
-----------------------------     ----------------------------------------------     ---------------
      /s/ Barry Mindes             Chairman of the Board and Director (Principal     August 22, 2005
-----------------------------      Executive Officer)
          Barry Mindes
    /s/ Bernard Albanese           President and Director                            August 22, 2005
-----------------------------
        Bernard Albanese
      /s/ James McDade             Chief Financial Officer                           August 22, 2005
-----------------------------      (Principal Financial and Accounting Officer)
          James McDade
   /s/ Fredric Kupersmith          Director                                          August 22, 2005
-----------------------------
       Fredric Kupersmith
      /s/ Bruce Feldman            Director                                          August 22, 2005
-----------------------------
          Bruce Feldman
     /s/ Harold Rapaport           Director                                          August 22, 2005
-----------------------------
         Harold Rapaport



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